Exhibit 10.6

RSP PERMIAN, INC.

EXECUTIVE CHANGE IN CONTROL AND SEVERANCE BENEFIT PLAN

1.             Purpose and Effective Date.  RSP Permian, Inc. (the “Company”) has adopted this Executive Change in Control and Severance Benefit Plan (the “Plan”) to provide for the payment of severance and/or change in control benefits to Eligible Individuals. The effective date of the Plan is July 22, 2014.

2.             Definitions.  For purposes of the Plan, the terms listed below will have the meanings specified herein:

(a)           “Accrued Payments” means (i) any unpaid Base Salary through the Date of Termination (but calculated at the rate then in effect), which shall be paid within 30 business days of the Date of Termination, (ii) any unpaid Performance Bonus earned in the calendar year prior to the Date of Termination, which shall be paid at the time annual bonuses are normally paid by the Company, (iii) unreimbursed business expenses that are eligible for reimbursement in accordance with the applicable Company policies through the Date of Termination, and (iv) such employee benefits, if any, as to which an Eligible Individual may be entitled pursuant to the terms governing such benefits.

(b)           “Applicable Performance Bonus” means the greater of (i) the Eligible Individual’s average Performance Bonus amounts for the two calendar years preceding the Date of Termination or (ii) the Eligible Individual’s target Performance Bonus for the calendar year including the Date of Termination, calculated based on such Eligible Individual’s Base Salary.

(c)           “Base Salary” means the amount an Eligible Individual is entitled to receive as wages or salary on an annualized basis, calculated as of the Date of Termination or, if greater, before any reduction not consented to by the Eligible Individual.

(d)           “Board” means the Board of Directors of the Company.

(e)           “Cause” means a determination made in good faith by two-thirds (2/3) of the Board that an Eligible Individual (i) has been convicted of a misdemeanor involving moral turpitude or a felony, (ii) has engaged in grossly negligent or willful misconduct in the performance of his duties for the Company (other than due to the Eligible Individual’s incapacity due to physical or mental illness), which actions have had a material detrimental effect on the Company and which actions continued for a period of thirty (30) days after a written notice of demand for performance has been delivered to the Eligible Individual specifying the manner in which the Eligible Individual has failed to perform, (iii) has engaged in conduct which is materially injurious to the Company (including, without limitation, misuse or misappropriation of the Company’s funds or other property), or (iv) has committed an act of fraud. No termination of the Eligible Individual’s employment shall be for Cause as set forth in clauses (iii) or (iv) above until (A) there shall have been delivered to the Eligible Individual a copy of a written notice setting forth that the Eligible Individual was guilty of the conduct set forth in clauses (iii) or (iv), as applicable, and specifying the particulars thereof in detail, and (B) the Eligible Individual shall have been provided an opportunity to be heard by the Board (with the assistance of the Eligible Individual’s counsel if the Eligible Individual so desires). No act, nor failure to act, on the Eligible Individual’s part shall be considered “willful” unless he has acted, or failed to act, with an absence of good faith and without reasonable belief that his action or failure to act was in the best interest of the Company and its affiliates. Notwithstanding anything contained in this Plan to the contrary, no failure to perform by the Eligible Individual after Notice of Termination is given by the Eligible Individual shall constitute Cause.

(f)            “CEO” means the Chief Executive Officer of the Company.

(g)           “Change in Control” shall have the meaning given such term in the Company’s 2014 Long Term Incentive Plan.

(h)           “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(i)            “Code” means the Internal Revenue Code of 1986, as amended, and applicable administrative guidance issued thereunder.

(j)            “Committee” shall have the meaning given such term in the Company’s 2014 Long Term Incentive Plan.

(k)           “Date of Termination” means the date of receipt of the Notice of Termination or any later date specified therein, as the case may be; provided, however, that if an Eligible Individual’s employment is terminated by reason of death, the Date of Termination shall be the date of death of the Eligible Individual. For all purposes of the Plan, an Eligible Individual’s Date of Termination shall not occur prior to the date the Eligible Individual incurs a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code.

(l)            “Disability” means the Eligible Individual’s inability to perform the essential functions of his or her position with or without reasonable accommodation, if required by law, due to physical or mental impairment. The existence of any such Disability shall be certified, at the Company’s discretion, by either the Company’s disability carrier or a physician acceptable to both the Eligible Individual and the Company. If the parties are not able to agree on the choice of physician, each party shall select a physician who, in turn, shall select a third physician to render such certification. In no event will an Eligible Individual’s employment be terminated as a result of Disability, unless otherwise agreed to by the Eligible Individual and the Company, until at least 180 consecutive days of leave has elapsed and the Company has provided the Eligible Individual with written notice of termination.

(m)          “Good Reason” means, without the express written consent of the Eligible Individual, the occurrence of one of the following arising on or after the date such Eligible Individual commences participation in this Plan, as determined in a manner consistent with Treasury Regulation § 1.409A-1(n)(2)(ii): (i) a material reduction in the Eligible Individual’s base compensation, (ii) a material diminution in the Eligible Individual’s authority, duties or responsibilities, (iii) a permanent relocation in the geographic location at which the Eligible Individual must perform services to a location more than 50 miles from the location at which the Eligible Individual normally performed services immediately before the relocation, (iv) a material reduction in the authority, duties, or responsibilities of the person to whom the Eligible Individual reports, or (v) any other action or inaction that constitutes a material breach by the

Company of its obligations under this Plan. In the case of an Eligible Individual’s allegation of Good Reason, (A) the Eligible Individual shall provide notice to the Company of the event alleged to constitute Good Reason within 60 days after the occurrence of such event, and (B) the Company shall have the opportunity to remedy the alleged Good Reason event within 30 days from receipt of notice of such allegation. If not remedied within that 30-day period, the Eligible Individual may submit a Notice of Termination, provided that the Notice of Termination must be given no later than 100 days after the expiration of such 30 day period; otherwise, the Eligible Individual will be deemed to have accepted such event, or the Company’s remedy of such event, that may have given rise to the existence of Good Reason; provided, however, such acceptance shall be limited to the occurrence of such event and shall not waive the Eligible Individual’s right to claim Good Reason with respect to future similar events.

(n)           “Notice of Termination” means a written notice communicated by the Company or the Eligible Individual, as applicable, that (i) indicates the specific reason for termination of the Eligible Individual’s employment, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination, and (iii) specifies the Date of Termination.

(o)           “Performance Bonus” means the annual performance bonus payment an Eligible Individual is eligible to receive for a given calendar year pursuant to the Company’s annual cash performance bonus program.

(p)           “Pro-Rata Bonus” means an amount equal to the Performance Bonus that an Eligible Individual would have been entitled to receive for the calendar year of termination, multiplied by a fraction, the numerator of which is the number of days during which the Eligible Individual was employed by the Company in the calendar year of termination, and the denominator of which is 365.

3.             Administration of the Plan.

(a)           Authority of the Administrator. The Plan will be administered by the Committee, or by a person or committee appointed by the Committee to administer the Plan (the “Administrator”). Subject to the express provisions of the Plan and applicable law, the Administrator will have the authority, in its sole and absolute discretion, to: (i) adopt, amend, and rescind administrative and interpretive rules and regulations related to the Plan, (ii) delegate its duties under the Plan to such agents as it may appoint from time to time, and (iii) make all other determinations, perform all other acts and exercise all other powers and authority necessary or advisable for administering the Plan, including the delegation of those ministerial acts and responsibilities as the Administrator deems appropriate. The Administrator shall have complete discretion and authority with respect to the Plan and its application except to the extent that discretion is expressly limited by the Plan. The Administrator may correct any defect, supply any omission, or reconcile any inconsistency in the Plan in any manner and to the extent it deems necessary or desirable to carry the Plan into effect, and the Administrator will be the sole and final judge of that necessity or desirability. The determinations of the Administrator on the matters referred to in this Section 3(a) will be final and conclusive.

(b)           Manner of Exercise of Authority.  Any action of, or determination by, the Administrator will be final, conclusive and binding on all persons, including the Company, its owners, each Eligible Individual, or other persons claiming rights from or through an Eligible Individual. The express grant of any specific power to the Administrator, and the taking of any action by the Administrator, will not be construed as limiting any power or authority of the Administrator. The Administrator may delegate to officers or managers of the Company, or committees thereof, the authority, subject to such terms as the Administrator will determine, to perform such functions, including administrative functions, as the Administrator may determine. The Administrator may appoint agents to assist it in administering the Plan.

(c)           Limitation of Liability.  The Administrator will be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of the Company, the Company’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of the Plan. The Administrator and any officer or employee of the Company acting at the direction or on behalf of the Administrator will not be personally liable for any action or determination taken or made in good faith with respect to the Plan and will, to the fullest extent permitted by law, be indemnified and held harmless by the Company with respect to any such action or determination.

4.             Eligibility.  The employees of the Company listed on Exhibit A attached hereto, as the same may be updated from time to time by the Committee, are eligible (“Eligible Individuals”) to receive the benefits described in this Plan; provided, that any individual who is entitled to severance or change in control benefits pursuant to a separate written agreement between the Company (or one of its affiliates) and the individual shall not be an Eligible Individual.

5.             Plan Benefits.

(a)           Termination Due to Death or Disability.  In the event an Eligible Individual’s employment terminates by reason of his death or Disability, the Eligible Individual (or his estate) will be entitled to receive:

(i)            the Accrued Payments; plus

(ii)           a Pro-Rata Bonus for the calendar year of termination, payable as soon as administratively feasible following preparation of the Company’s unaudited financial statements for the applicable calendar year, but in no event later than March 15 of the calendar year following the calendar year to which such Performance Bonus relates; plus

(iii)          (A) an amount equivalent to twelve (12) months of the Eligible Individual’s Base Salary, payable in a lump sum within 60 days of the Date of Termination; plus (B) group health care coverage continuation for a period of eighteen (18) months following the Eligible Individual’s Date of Termination in accordance with Section 5(d).

(b)           Termination Without Cause or For Good Reason.  In the event an Eligible Individual’s employment is terminated by the Company without Cause or by the Eligible Individual for Good Reason, the Eligible Individual will be entitled to receive:

(i)            the Accrued Payments; plus

(ii)           a Pro-Rata Bonus for the calendar year of termination, payable as soon as administratively feasible following preparation of the Company’s unaudited financial statements for the applicable calendar year, but in no event later than March 15 of the calendar year following the calendar year to which such Performance Bonus relates; plus

(iii)          with respect to an Eligible Individual who is the CEO, (A) a lump sum payment equal to two (2) times the sum of (1) an amount equivalent to twelve (12) months of Base Salary and (2) the Eligible Individual’s Applicable Performance Bonus, payable no later than 60 days after the Date of Termination; plus (B) group health care coverage continuation for a period of twenty-four (24) months following the Eligible Individual’s Date of Termination in accordance with Section 5(d); plus (C) immediate vesting of all unvested equity awards under the Company’s 2014 Long Term Incentive Plan or other plans of the Company as of the Date of Termination, regardless of any other established vesting schedule, such that all remaining unvested equity awards shall be fully vested on the Date of Termination; or

(iv)          with respect to an Eligible Individual other than the CEO, (A) a lump sum payment equal to one and one half (1-1/2) times the sum of (1) an amount equivalent to twelve (12) months of Base Salary and (2) the Eligible Individual’s Applicable Performance Bonus, payable no later than 60 days after the Date of Termination; plus (B) group health care coverage continuation for a period of eighteen (18) months following the Eligible Individual’s Date of Termination in accordance with Section 5(d); plus (C) immediate vesting of all unvested equity awards under the Company’s 2014 Long Term Incentive Plan or other plans of the Company as of the Date of Termination, regardless of any other established vesting schedule, such that all remaining unvested equity awards shall be fully vested on the Date of Termination.

(c)           Change in Control.

(i)            Upon the occurrence of a Change in Control, all unvested equity awards under the Company’s 2014 Long Term Incentive Plan or other plans of the Company held by an Eligible Individual as of such date shall become immediately vested, regardless of any other established vesting schedule, such that all remaining unvested equity awards shall be fully vested on the date of such Change in Control.

(ii)           In the event an Eligible Individual is terminated by the Company for any reason other than for Cause or an Eligible Individual terminates employment for Good Reason, in each case within two years following a Change in Control, then the Eligible Individual will be entitled to receive:

(A)          the Accrued Payments; plus

(B)          a Pro-Rata Bonus for the calendar year of termination, payable as soon as administratively feasible following preparation of the Company’s unaudited financial statements for the applicable calendar year, but in no event later than March 15 of the calendar year following the calendar year to which such Performance Bonus relates; plus

(C)          with respect to an Eligible Individual who is the CEO, (1) a lump sum payment within 60 days following the Date of Termination equal to three (3) times the sum of (I) an amount equivalent to twelve (12) months of Base Salary and (II) the Eligible Individual’s Applicable Performance Bonus; plus (2) group health care coverage continuation for a period of thirty-six (36) months following the Eligible Individual’s Date of Termination in accordance with Section 5(d); or

(D)          with respect to an Eligible Individual other than the CEO, (1) a lump sum payment within 60 days following the Date of Termination equal to two and one-half (2-1/2) times the sum of (I) an amount equivalent to twelve (12) months of Base Salary and (II) the Eligible Individual’s Applicable Performance Bonus; plus (2) group health care coverage continuation for a period of thirty (30) months following the Eligible Individual’s Date of Termination in accordance with Section 5(d).

(d)           If the Eligible Individual timely and properly elects continuation coverage under the Company’s group health plans pursuant to the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”), then:

(i)            the Company shall reimburse the Eligible Individual for the monthly amount the Eligible Individual to effect and continue such coverage for himself and his spouse and eligible dependents, if any, under the Company’s group health plans (the “Monthly Payment Amount”). Each such monthly reimbursement payment (the “Monthly Reimbursement Payment”) shall be paid to the Eligible Individual on the Company’s first regularly scheduled pay date in the month immediately following the month in which the Eligible Individual timely remits the Monthly Premium Payment. The Eligible Individual shall be eligible to receive Monthly Reimbursement Payments until this Section 5(d)(i) the earlier of: (A) the date the Eligible Individual is no longer eligible to receive COBRA continuation coverage and (B) the date on which the Eligible Individual becomes eligible to receive coverage under a group health plan sponsored by another employer (and any such eligibility shall be promptly reported to the Company by the Eligible Individual); provided, however, that the Eligible Individual acknowledges and agrees that (1) the election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage will remain the Eligible Individual’s sole responsibility, and the Company will assume no obligation for payment of any such premiums relating to such COBRA continuation coverage, (2) in no event shall the Company be required to pay a Monthly Reimbursement Payment if such payment could reasonably be expected to subject the Company to sanctions imposed pursuant to section 2716 of the Patient Protection and Affordable Care Act of 2010 and the related regulations and guidance promulgated thereunder (collectively, “PPACA”) and (3) if payment of a Monthly Reimbursement Payment cannot be provided to the Eligible Individual without subjecting the Company to sanctions imposed pursuant to section 2716 of PPACA, then the Company shall pay the Eligible Individual a lump sum cash payment equal to the value of such COBRA continuation coverage; and

(ii)           On and after the date the Eligible Individual is no longer eligible to receive COBRA continuation coverage (the “COBRA End Date”), if the Eligible Individual entitled to receive additional months of group health care coverage continuation under Section 5(b) or 5(c), as applicable, and has not become eligible to receive coverage under a group health plan sponsored by another employer during the period beginning on the Date of Termination and ending on the COBRA End Date, then the Company shall pay to the Eligible Individual a lump sum cash payment on the Company’s first regularly scheduled pay date following the COBRA End Date equal to the product of (A) the Monthly Reimbursement Payment and (B) the number of additional months set forth in Section 5(b) or 5(c), as applicable, for which the Eligible Individual is entitled to receive group health care coverage continuation.

6.             Certain Excise Taxes.  Notwithstanding anything to the contrary in this Plan, if an Eligible Individual is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Plan, together with any other payments and benefits which such Eligible Individual has the right to receive from the Company or any of its affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Plan shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by such Eligible Individual from the Company and its affiliates will be one dollar ($1.00) less than three times such Eligible Individual’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by such Eligible Individual shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to such Eligible Individual (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times such Eligible Individual’s base amount, then such Eligible Individual shall be required to immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 6 shall require the Company to be responsible for, or have any liability or obligation with respect to, such Eligible Individuals’ excise tax liabilities under Section 4999 of the Code.

7.             Claims for Benefits.

(a)           Initial Claim.  In the event that an Eligible Individual or his estate claims (a “claimant”) to be eligible for a payment under the Plan, or claims any other rights under the Plan, such claimant must complete and submit such claim forms and supporting documentation as will be required by the Administrator, in its sole and absolute discretion. In connection with the determination of a claim, or in connection with review of a denied claim, the claimant may examine the Plan and any other pertinent documents generally available to Eligible Individuals that are specifically related to the claim. A written notice of the disposition of any such claim will be furnished to the claimant within ninety (90) days after the claim is filed with the Administrator. Such notice will refer, if appropriate, to pertinent provisions of the Plan, will set forth in writing the reasons for denial of the claim, if a claim is denied (including references to any pertinent provisions of the Plan), and, where appropriate, will describe any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary. If the claim is denied, in whole or in part, the claimant will also be notified of the Plan’s claim review procedure and the time limits applicable to such procedure.

(b)           Request for Review.  Within ninety (90) days after receiving written notice of the Administrator’s disposition of the claim, the claimant may file with the Administrator a written request for review of his claim. In connection with the request for review, the claimant will be entitled to be represented by counsel and will be given, upon request and free of charge, reasonable access to all pertinent documents for the preparation of his claim. If the claimant does not file a written request for review within ninety (90) days after receiving written notice of the Administrator’s disposition of the claim, the claimant will be deemed to have accepted the Administrator’s written disposition, unless the claimant was physically or mentally incapacitated so as to be unable to request review within the ninety (90) day period.

(c)           Decision on Review.  After receipt by the Administrator of a written application for review of an initial claim determination, the Administrator will review the claim taking into account all comments, documents, records and other information submitted by the claimant regarding the claim without regard to whether such information was considered in the initial benefit determination. The Administrator will notify the claimant of its decision by delivery via certified or registered mail to the claimant’s last known address. A decision on review of the claim will be made by the Administrator within forty-five (45) days of receipt of the written request for review. If special circumstances require an extension of the forty-five (45) day period, the Administrator will so notify the claimant and a decision will be rendered within ninety (90) days of receipt of the request for review. In any event, if a claim is not determined by the Administrator within ninety (90) days of receipt of written submission for review, it will be deemed to be denied. The decision of the Administrator will be provided to the claimant as soon as possible but no later than five (5) days after the benefit determination is made. The decision will be in writing and will include the specific reasons for the decision presented in a manner calculated to be understood by the claimant and will contain references to all relevant Plan provisions on which the decision was based. Such decision will also advise the claimant that he may receive upon request, and free of charge, reasonable access to and copies of all documents, records and other information relevant to his claim and will inform the claimant of his right to file a civil action under section 502(a) of the Employee Retirement Income Security Act of 1974,

as amended (“ERISA”), in the case of an adverse decision regarding his appeal. The decision of the Administrator will be final and conclusive.

8.             General Provisions.

(a)           Taxes.  The Company is authorized to withhold from any payments made hereunder amounts of withholding and other taxes due or potentially payable in connection therewith, and to take such other action as the Company may deem advisable to enable the Company and Eligible Individuals to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any payments made under this Plan.

(b)           Offset.  The Company may set off against, and each Eligible Individual authorizes the Company to deduct from, any payments due to the Eligible Individual, or to his estate, heirs, legal representatives, or successors, any amounts which may be due and owing to the Company or an affiliate by the Eligible Individual, whether arising under this Plan or otherwise; provided that no such offset may be made with respect to amounts payable that are subject to the requirements of Section 409A of the Code unless the offset would not result in a violation of the requirements of Section 409A of the Code.

(c)           Term of the Plan; Amendment and Termination.  Prior to a Change in Control, the Plan may be amended or modified in any respect, and may be terminated, in any such case, by resolution adopted by two-thirds (2/3) of the Board; provided, however, that no such amendment, modification or termination that is adopted within one (1) year prior to a Change in Control that would adversely affect the benefits or protections hereunder of any individual who is an Eligible Individual as of the date such amendment, modification or termination is adopted shall be effective as it relates to such individual, except for any amendment or modification to which such Eligible Individual consents in writing; provided, further, however, that the Plan may not be amended, modified or terminated, (i) at the request of a third party who has indicated an intention or taken steps to effect a Change in Control and who effectuates a Change in Control, or (ii) otherwise in connection with, or in anticipation of, a Change in Control that actually occurs, any such attempted amendment, modification or termination being null and void ab initio. Any action taken to amend, modify or terminate the Plan which is taken subsequent to the execution of an agreement providing for a transaction or transactions which, if consummated, would constitute a Change in Control shall conclusively be presumed to have been taken in connection with a Change in Control. For a period of two (2) years following the occurrence of a Change in Control, the Plan may not be amended or modified in any manner that would in any way adversely affect the benefits or protections provided hereunder to any individual who is an Eligible Individual under the Plan on the date the Change in Control occurs.

(d)           Successors.  The Plan shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors, permitted assigns, heirs and personal representatives and estates, as the case may be. Neither the Plan nor any right or obligation hereunder of any party may be assigned or delegated without the prior written consent of the other party hereto; provided, however, that the Company may assign this Plan to any of its affiliates and an Eligible Individual may direct payment of any benefits that will accrue upon death. An Eligible Individual shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any payments or other benefits provided under the Plan; and no benefits payable under the Plan shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law, except by will or pursuant to the laws of descent and distribution. The Plan shall not confer any rights or remedies upon any person or legal entity other than the parties hereto and their respective successors and permitted assigns.

(e)           Unfunded Obligation.  All benefits due an Eligible Individual under this Plan are unfunded and unsecured and are payable out of the general funds of the Company.

(f)            Receipt and Release.  Any payment to any Eligible Individual in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Company, its affiliates and the Administrator under the Plan, and the Administrator may require such Eligible Individual, as a condition precedent to such payment, to execute a receipt and release to such effect. If any Eligible Individual is determined by the Administrator to be incompetent, by reason of physical or mental disability, to give a valid receipt and release, the Administrator may cause the payment or payments becoming due to such person to be made to another person for his benefit without responsibility on the part of the Administrator or the Company to follow the application of such funds.

(g)           Limitation on Rights Conferred Under Plan.  Neither the Plan nor any action taken hereunder will be construed as (i) giving an Eligible Individual the right to continue in the employ or service of the Company or an affiliate; (ii) interfering in any way with the right of the Company or any affiliate to terminate an Eligible Individual’s employment or service at any time; or (iii) giving an Eligible Individual any claim to be treated uniformly with other employees.

(h)           Nonexclusivity of the Plan.  The adoption of the Plan by the Company will not be construed as creating any limitations on the power of the Company to adopt such other incentive arrangements as it may deem desirable. Except as otherwise expressly provided herein, nothing contained in the Plan will be construed to prevent the Company from taking any action which is deemed by the Company to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any payments made under the Plan. No employee, beneficiary or other person will have any claim against the Company as a result of any such action. Any action with respect to the Plan taken by the Administrator, the Company, or any designee of the foregoing shall be conclusive upon all Eligible Individuals and beneficiaries entitled to benefits under the Plan.

(i)            Severability.  If any provision of the Plan is held to be illegal or invalid for any reason, the illegality or invalidity will not affect the remaining provisions of the Plan, but such provision will be fully severable and the Plan will be construed and enforced as if the illegal or invalid provision had never been included herein.

(j)            Application of Section 409A.  The amounts payable pursuant to Section 5 of this Plan are intended to comply with the short-term deferral exception and/or separation pay exception to Section 409A of the Code. To the extent that an Eligible Individual is a “specified employee” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) as of the Eligible Individual’s Date of Termination,

no amount that constitutes a deferral of compensation which is payable on account of the Eligible Individual’s separation from service shall be paid to the Eligible Individual before the date (the “Delayed Payment Date”) which is first day of the seventh month after the Eligible Individual’s Date of Termination or, if earlier, the date of the Eligible Individual’s death following such Date of Termination. All such amounts that would, but for this Section 9(j), become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date. No interest will be paid by the Company with respect to any such delayed payments. For purposes of Section 409A of the Code, each payment or amount due under this Plan shall be considered a separate payment, and an Eligible Individual’s entitlement to a series of payments under this Plan is to be treated as an entitlement to a series of separate payments.

(k)           Governing Law.  All questions arising with respect to the provisions of the Plan and payments due hereunder will be determined by application of the laws of the State of Texas, without giving effect to any conflict of law provisions thereof, except to the extent Texas law is preempted by federal law.

(l)            Word Usage.  Words used in the masculine shall apply to the feminine, where applicable, and wherever the context of the Plan dictates, the plural shall be read as the singular and the singular as the plural.

(m)          Status/Named Fiduciary.  The Plan is intended to qualify for the exemptions under Title I of ERISA provided for plans that are unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. The Administrator shall be the named fiduciary for purposes of the Plan.

(n)           ERISA Rights.  As a participant in the Plan, Eligible Individuals are entitled to certain rights and protections under ERISA, which provides that all Plan participants shall be entitled to:

(i)            Examine without charge, at the Administrator’s office and at other specified locations such as worksites, all Plan documents, and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports.

(ii)           Obtain copies of all Plan documents and other Plan information upon written request to the Administrator. The Administrator may make a reasonable charge for the copies.

(iii)          To the extent applicable, receive a summary of the Plan’s annual financial report. The Administrator is required by law to furnish each participant with a copy of this summary annual report.

In addition to creating rights for Plan participants, ERISA imposes obligations upon the people who are responsible for the operation of employee benefit plans. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of Eligible Individuals and beneficiaries. No one, including the Company, may fire an Eligible Individual or otherwise discriminate against the Eligible Individual in any way to prevent the Eligible Individual from obtaining benefits or exercising his or her rights under ERISA.

If a claim for a benefit under this Plan is denied in whole or in part, an Eligible Individual has the right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps an Eligible Individual can take to enforce the above rights. For instance, if an Eligible Individual requests materials from the Administrator and does not receive them within 30 days, the Eligible Individual may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and pay the Eligible Individual up to $110 a day until the Eligible Individual receives the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If an Eligible Individual’s claim for benefits is denied or ignored, in whole or in part, the Eligible Individual may file suit in a state or federal court. If an Eligible Individual is discriminated against for asserting his or her rights, the Eligible Individual may seek assistance from the U.S. Department of Labor, or file suit in a federal court. The court will decide who should pay court costs and legal fees. If the Eligible Individual is successful, the court may order the person sued by the Eligible Individual to pay the costs and fees. If the Eligible Individual loses, the court may order the Eligible Individual to pay the costs and fees (for example, if it finds that the Eligible Individual’s claim is frivolous).

If an Eligible Individual has any questions about this Plan, the Eligible Individual should contact the Administrator. If an Eligible Individual has any questions about this statement or about his or her rights under ERISA, or if an Eligible Individual needs assistance in obtaining documents from the Administrator, he or she should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington D.C. 20210. An Eligible Individual may also obtain certain publications about his or her rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

(o)           Additional Information.

Plan Name:	RSP Permian, Inc. Executive Change in Control and Severance Benefit Plan

Fiscal Year of Plan:	January 1 through December 31

Type of Plan:	Top Hat Pension Plan

Plan No.:	510

Plan Sponsor:	RSP Permian, Inc. 3141 Hood Street, Suite 500 Dallas, Texas 75219 Phone: (214) 252-2700 Employer I.D. Number: 90-1022997

Plan Administrator:	RSP Permian, Inc. 3141 Hood Street, Suite 500 Dallas, Texas 75219 Phone: (214) 252-2700

Agent for Service of Legal Process:	General Counsel of the Company, Process shall be served at the address specified above.

[Signature Page Follows]

EXECUTED this 22 day of July, 2014.

RSP PERMIAN, INC.

By:	/s/ James E. Mutrie
Name:	James E. Mutrie
Title:	Vice President and General Counsel

Signature Page